Exhibit 10.2

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      This SECOND AMENDMENT (this "Amendment"), is made and entered into on April 27, 2000, but it is effective as of the 1st day of January, 2000, except to the extent specific provisions herein provide for a different effective date, to the Employment Agreement made and entered into on May 24, 1995, as amended by a first amendment entered into on August 21, 1998 (such Employment Agreement as amended is hereinafter referred to as the "Agreement"), by and between ALL AMERICAN SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), and BRUCE
M. GOLDBERG (the "Employee").

                              W I T N E S S E T H :

      WHEREAS, the Company and Employee mutually desire and each of them is willing, in accordance with the terms and conditions specifically restated, added, deleted or otherwise set forth below, to amend the Agreement; it being understood by the Company and Employee that all terms and conditions of the Agreement not otherwise specifically modified by this Amendment shall remain effective and continue operating in full force throughout the entire term of the Agreement; and

      WHEREAS, effective August 1998, the Company's board of directors and compensation committee approved certain payments and reimbursements to Employee which relate to Employee's housing and relocation expenses and tax gross-up adjustments, which provisions are incorporated into the Agreement.

      NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, the parties hereto mutually agree as follows:

      1. TERM OF EMPLOYMENT. Section 1 of the Agreement is hereby amended, restated and replaced in its entirety as follows in order to extend the term of Employee's employment under the Agreement by five (5) years:

            "1. TERM OF EMPLOYMENT. The Company agrees to employ Employee, and Employee agrees to be so employed, for an initial term of employment commencing on the Effective Date and continuing until December 31, 2005, subject, however, to the terms and conditions of this

Agreement concerning earlier termination by each of the parties. The term of this Agreement shall automatically renew each year for an additional one (1) year term unless the Company (by a resolution passed by a majority of the Board of Directors of the Company) or Employee notifies the other of its or his intention not to renew this Agreement no later than sixty (60) days prior to the expiration of the then-current term."

      2. Section 3(a) of the Agreement is hereby amended, restated and replaced in its entirety as follows:

         "Effective retroactively to January 1, 1999, the Company agrees to pay to Employee, as base salary, for 1999 calendar year, gross annual salary at a rate equal to $391,723 per annum. For each calendar year during the term of this Agreement commencing January 1999, Employee's gross annual salary shall be increased by the greater of (i) 4% of the prior year's gross annual salary and
(ii) the amount of the percentage increase in the Consumer Price Index for the most currently available twelve (12) month period over the preceding twelve (12) month period multiplied by the prior year's gross annual salary. The base salary shall be payable on the same basis (including appropriate payroll withholding) as the Company, from time to time, generally pays its employees. Employee shall, in addition to base salary, receive, in respect of each calendar year (or partial calendar year) during which this Agreement is in effect, an annual cash bonus (the "Cash Bonus") equal to (1) with respect to calendar year 1999, 4% of the pre-tax net income of the Company before non-recurring and extraordinary charges ("pre-tax net income") for such calendar year in excess of $1 million, and (2) with respect to calendar year 2000 and each subsequent year during the Term hereof, 5% of pre-tax net income of the Company for such calendar year in excess of $1 million. The maximum amount of the Cash Bonus for any year shall be limited to two times Employee's base salary for such year (e.g., the Cash Bonus in respect of the 1999 calendar year shall not exceed $783,446, regardless of 2000 pre-tax net income). Commencing with the 2000 calendar year, the Cash Bonus shall be paid to Employee on a quarterly basis as follows: The Cash Bonus payment for the first calendar quarter (the "First Quarterly Bonus Payment") shall be equal to 5% of the excess, if any, that pre-tax net income of the Company for the first calendar quarter exceeds $250,000. The Cash Bonus payment for the second calendar quarter (the "Second Quarterly Bonus Payment") shall be equal to (i) 5% of the excess, if any, that pre-tax net income of the Company for the first two calendar quarters exceeds $500,000 less (ii) the First Quarterly Bonus Payment. The Cash Bonus payment for the third calendar quarter (the "Third Quarterly Bonus Payment") shall be equal to (i) 5% of the excess, if any, that pre-tax net income of the Company for the first three calendar quarters exceeds $750,000 less (ii) the aggregate of the First Quarterly Bonus Payment and the Second Quarterly Bonus Payment. The Cash Bonus payment for the fourth calendar quarter (the "Fourth Quarterly Bonus Payment") shall be equal to
(i) 5% of the excess, if any, that pre-tax net income of the Company for the calendar year exceeds $1,000,000 (the "Annual Bonus Amount") less (ii) the aggregate of the First Quarterly Bonus Payment, the Second Quarterly Bonus Payment and the Third Quarterly Bonus Payment (collectively, the "Three Quarterly Bonus Payments"). In the event that the aggregate Three Quarterly Bonus Payments paid to the Employee exceeds the Annual Bonus Amount, such excess amount shall be repaid to the Company within thirty days of such determination. Each of the Three Quarterly Bonus Payments shall be paid within thirty (30) days following completion of the unaudited financial statements for such quarter. The Fourth Quarterly Bonus Payment, and for calendar year 1999 the entire Cash Bonus, shall be paid within thirty (30) days following completion of each annual audit of the Company.

Each payment of Cash Bonus (including each of the Three Quarterly Bonus Payments) shall be calculated in accordance with generally accepted accounting principles, consistently applied, without taking any Cash Bonus of Employee, or any similar bonus based on the earnings or performance of the Company paid to any other executive officer of the Company, into account as an expense. It is anticipated by the Company that none of the grant, vesting or exercise of any options granted and/or contemplated to be granted, or of any warrants or similar rights issued by the Company from time to time, will constitute or result in an expense or charge against the Company's income. However, if such turns out not to be the case, no such expense or charge shall be taken into account when computing pre-tax net income for purposes of determining the Cash Bonus. If being computed for a partial calendar quarter, the Cash Bonus shall be appropriately and equitably prorated. Consumer Price Index as used herein shall mean the Consumer Price Index shown on the U.S. City Average for all urban consumers, unadjusted, all items, as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Consumer Price Index referred to herein ceases to incorporate a significant number of the items as currently set forth therein, or if a substantial change is made in the method of establishing said Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure that would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index (or successor or substitute index) is not available, then the Company may use another governmental or nonpartisan publication evaluating the information theretofore used in determining the Consumer Price Index in lieu of said Consumer Price Index."

      3.    The following new Section 3(i) is added after the end of Section
3(h):

            "(i) Employee has been granted certain incentive stock options to acquire shares of common stock of the Company ("Stock Options") and in the future may be granted additional Stock Options. Each of the agreements pursuant to which any Stock Options have been or will be granted by the company are hereby amended to provide that, unless Employee has been terminated pursuant to
Section 5(a), as such section may be amended from time-to-time, or pursuant to any comparable for cause provision under any successor employment agreement, Employee shall have not less than ninety (90) days after termination of Employee's employment to exercise his Stock Options."

      4.    The following provision is added to the end of Section 5(b):

            "In the event Employee has the right to receive the compensation and benefits described in this Section 5(b) that include the use of a Company-leased vehicle pursuant to Section 3(c), Employee may elect, by notice to the Company within thirty (30) days after such termination, to cause the Company to continue to lease such vehicle until the expiration of the then-current lease term (rather than the Company paying to Employee the amount of such lease payments); provided, however, that such election by Employee shall only be available if the Company can continue to insure the leased vehicle for Employee's use after Employee's termination under its then-existing insurance policy (or under a comparable policy available to the Company). In the event that the term of such lease ends subsequent to the termination date of Employee's compensation and benefits payments pursuant to this Section 5(b), Employee shall pay (or reimburse the Company) for all lease payments due after the date such Company payments end."

      5. CAPITALIZED TERMS. All capitalized terms used herein, which are not defined herein, shall have the respective meanings ascribed to them in the Agreement.

      6. EFFECT. Except as otherwise specifically modified by this Amendment, all terms, conditions and provisions of the Agreement shall remain effective and continue operating in full force and without change.

      IN WITNESS WHEREOF, Employee has hereunto set his hand and the Company has caused this Amendment to be executed by its duly authorized officer effective as of the day and year first above written.

                                        ALL AMERICAN SEMICONDUCTOR, INC.


                                        By: /s/ PAUL GOLDBERG
                                            ------------------------------------
                                            Paul Goldberg, Chairman of the Board

                                        EMPLOYEE:

                                            /s/ BRUCE M. GOLDBERG
                                            ------------------------------------
                                            Bruce M. Goldberg